Exhibit 5.1

July 15, 2019

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Alphatec Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 4,000,000 shares (the “Plan Shares”) of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), pursuant to the Alphatec Holdings, Inc. 2016 Equity Incentive Plan (as amended, the “Equity Plan”), 400,000 shares (the “Inducement Shares”) of Common Stock pursuant to the Alphatec Holdings, Inc. 2016 Employment Inducement Award Plan (as amended, the “Inducement Plan”), and 750,000 shares (the “Purchase Shares”, and together with Inducement Shares and Plan Shares, the “Shares”) of Common Stock pursuant to the Alphatec Holdings, Inc. Amended and Restated 2007 Employee Stock Purchase Plan (as amended, the “Purchase Plan”, and together with the Equity Plan and Inducement Plan, the “Plans” and each, a “Plan”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 15, 2019 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued by the Company against payment therefor, in the circumstances contemplated by the Plans, assuming in each case that the individual grants or awards under the Plans are duly authorized by all necessary corporate action and exercised in

Alphatec Holdings, Inc.

July 15, 2019

accordance with the requirements of law, such corporate action and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis, legal conclusion or other matters in this opinion letter.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Durham Jones & Pinegar, P.C.